Exhibit (a)(1)(H)
Supplement No. 1 to
Offer to Purchase
Up to 105,989,695
Position Holder Trust Interests of
Life Partners Position Holder Trust
and
Up to 165,155,385
IRA Partnership Interests of
Life Partners IRA Holder Partnership, LLC
for
$0.16 Per Interest in Cash
by
Life Settlement Liquidity Option, LLC
a wholly-owned subsidiary of
Anchorage Illiquid Opportunities Master VI (B), L.P.
and
CFunds Life Settlement, LLC
a wholly-owned subsidiary of
Contrarian Funds, LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 18, 2019, UNLESS THE OFFER IS EXTENDED.
The date of this Supplement No. 1 to the Offer to Purchase is December 20, 2018.
Life Settlement Liquidity Option, LLC is referred to as the “Anchorage Offeror,” and CFunds Life Settlement, LLC is referred to as the “Contrarian Offeror.” The Anchorage Offeror and the Contrarian Offeror, together referred to as the “Offerors,” hereby amend and supplement the tender offers to purchase a portion of the outstanding position holder trust interests, referred to as “Trust Interests,” of Life Partners Position Holder Trust, a trust organized under the laws of the State of Texas, referred to as the “Trust,” and a portion of the outstanding IRA Partnership Interests (referred to as the “Partnership Interests”) of Life Partners IRA Holder Partnership, LLC, a Texas limited liability company (referred to as the “Partnership”). The Trust Interests and the Partnership Interests are sometimes together referred to as the “Interests.” The Offer to Purchase, dated as of November 13, 2018, referred to as the “Offer to Purchase,” is hereby supplemented by this Supplement No. 1 to the Offer to Purchase, referred to as this “Supplement No. 1.” This Supplement No. 1, together with the Offer to Purchase and the related Assignment Forms, as they may be amended and supplemented from time to time, are referred to as the “Offer.”
The information and terms and conditions of the Offer set forth in the Offer to Purchase remain applicable in all respects to the Offer, except to the extent modified by this Supplement No. 1. Where information in the Offer to Purchase is in conflict with, is supplemented by or replaced by information in this Supplement No. 1, the information provided in this Supplement No. 1 will govern.
Regardless of whether we specifically address each occurrence herein, references to “Offeror” throughout the Offer to Purchase and Assignment Forms should be deemed to refer to both the Anchorage Offeror and the Contrarian Offeror, unless the context otherwise requires. In addition, references throughout the Offer to Purchase and Assignment Forms to:
•
“we,” “our” and “us” are deemed to refer to the Offerors and their affiliated filing persons, as applicable;

•
“expiration date” are deemed to refer to Friday, January 18, 2019 at 5:00 p.m. New York City time;

•
the Trustee or Manager are references to the Trustee and Manager in office as of the relevant time; and

•
sections in the Offer to Purchase will be deemed to include any pertinent amendments to those sections in this Supplement No. 1.

Capitalized terms used in this Supplement No. 1 but not otherwise defined have the meanings ascribed to those terms in the Offer to Purchase.
Except as described in this Supplement No. 1, all terms and conditions of the offer remain unchanged.
The Offer to Purchase and this Supplement No. 1 contain important information which should be read carefully before any decision is made with respect to the Offer.

CHANGES TO THE OFFER
You are receiving this Supplement No. 1 because we are making certain changes to the Offer. These changes principally include —
•
The Contrarian Offeror has joined the Anchorage Offeror in making the Offer, and Contrarian Funds, L.L.C., an affiliate of the Contrarian Offeror, has terminated its own tender offers for Interests.

•
The expiration date for the tender offers has been extended to 5:00 p.m. New York City time on Friday, January 18, 2019.

•
The offer price has been increased to $0.16 per Interest from $0.133 per Interest (in each case, subject to certain deductions).

•
The maximum size of the Offer has been reduced to 105,989,695 Trust Interests from 150,375,940 Trust Interests and to 165,155,385 Partnership Interests from 225,563,910 Partnership Interests.

•
Interest holders will now be able to tender their Interests by fax, email or over the Internet.

These changes are described in detail in this Supplement No. 1 and in related materials that accompany this Supplement No. 1 or have been filed with Securities and Exchange Commission.
HOW TO TENDER YOUR INTERESTS
If you desire to tender all or any portion of your Trust Interests or Partnership Interests to us pursuant to the Offer, you can follow the following procedures:
Tendering by Mail Using a Physical Assignment Form
•
Complete and sign the appropriate Assignment Form originally mailed to you in accordance with the instructions in the Assignment Form.

•
If you are tendering Trust Interests, please use the WHITE Assignment Form.

•
If you are tendering Partnership Interests, please use the YELLOW Assignment Form; and

•
Either —

•
Mail or deliver the Assignment Form and any other required documents to Computershare Trust Company, N.A., which is acting as the Depositary for the Offer, to the address and in the manner described in Section 2 of the Offer to Purchase and this Supplement No. 1 — “Procedure for Tendering Interests.”; or

•
Send the Assignment Form to Rhoda Freeman and John Bright at the Contrarian Offeror by fax to 203-485-5910 or email freeman@contrariancapital.com or jbright@contrariancapital.com, which will then forward the Assignment Form to the Depositary.

Your completed Assignment Form, and any other required documents, must be received by the Depositary no later than 5:00 p.m. New York City time on Friday, January 18, 2019, which is the expiration time and date of the Offer. See Section 2 of the Offer to Purchase and this Supplement No. 1 — “Procedure for Tendering Interests.”
Tendering Over the Internet
•
Go to www.lifepartnerstender.com.

•
Click on “If you wish to tender click here” appearing at the top right of the Home Page.

•
Enter the Account Code and Security Key that you have separately received by mail.

•
Complete the web version of the Assignment Form (including the appropriate form to avoid U.S. federal tax withholding) and click submit.

Your tender must be submitted no later than 5:00 p.m. New York City time on Friday, January 18, 2019.
Questions and requests for assistance or for additional copies of this Supplement No. 1, the Offer to Purchase or the related Assignment Form may be directed to Georgeson LLC, which is serving as Information Agent for the Offer, at the address and telephone number on the back cover of the Offer to Purchase.
Previously Tendered Interests
If you have previously tendered and not withdrawn your Interests, and you do not wish to make any change, you are not required to do anything. Your tender will considered as being made in accordance with the revised terms of the tender offer.
If you have not tendered your Interests and wish to so, or you wish to make a change in the tender that you previously made, we are now offering you a number of ways to do so, as described above.
If you have tendered into the terminated Contrarian offers, or you tendered into the Offer and then withdrew your tender, your tender will be of no effect. If you wish to tender into the Offer, you must re-tender.
IMPORTANT
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Interests in the Offer. We have also not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase and this Supplement No. 1. If anyone makes any recommendation or gives any such information or representation, you must not rely upon such recommendation, information or representation as having been authorized by us.

SUMMARY TERM SHEET
The following summary highlights selected information regarding the Offer, as they have been modified. We urge you to read the remainder of this Supplement No. 1, the Offer to Purchase and the appropriate revised Assignment Form carefully, because the information in the summary is not complete and the remainder of this Supplement No. 1, the Offer to Purchase and the revised Assignment Forms contain important information.
Securities Sought
•
Up to 105,989,695 of the outstanding position holder trust interests of Life Partners Position Holder Trust, referred to as the “Trust Interests”; and

•
Up to 165,155,385 outstanding IRA partnership interests of Life Partners IRA Holder Partnership, LLC, referred to as the “Partnership Interests”.

Price Offered Per Interest
$0.16 per Interest in cash, without interest.
We may deduct from the purchase price:
•
any withholding taxes; and

•
the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a date occurring from November 13, 2018 until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment.

In addition, we may deduct from the purchase price any premiums, fees, and catch-up payments that you owe in respect of any of the Interests you tender. The premiums, fees and catch-up payments constitute a part of the purchase price for your Interests, and we intend to pay these amounts on your behalf to the Trust or the Partnership, or their respective agents, in satisfaction of the amount that you owe.

Acceptance of the Offer
To accept the Offer —
•
By mailing or hand delivery of the physical Assignment Form: (1) Holders of the Trust Interests should complete and return the WHITE Assignment Form, (2) Holders of the Partnership Interests should complete and return the YELLOW Assignment Form, and in each case (3) return them to the Depositary at the appropriate address set forth on the back page of this Supplement No. 1.

•
By fax or email of the physical Assignment Form: (1) Holders of the Trust Interests should complete and return the WHITE Assignment Form, (2) Holders of the Partnership Interests should complete and return the YELLOW Assignment Form, and in each case (3) send the Assignment Form to the Contrarian Offeror by fax 203-485-5910 or email freeman@contrariancapital.com or jbright@contrariancapital.com. The Contrarian Offeror will then forward the Assignment Form to the Depositary.

•
Over the Internet: (1) Go to www.lifepartnerstender.com, (2) Click on “If you wish to tender click here” appearing at the top right of the Home Page, (3) Enter the Account Code and Security Key you received in the Supplemental Letter and (4) complete the web version of the revised Assignment Form and click submit.

Scheduled Expiration of Offer	Friday, January 18, 2019 at 5:00 p.m. New York City time
Purchasers
•
Life Settlement Liquidity Option, LLC, referred to as the “Anchorage Offeror,” a wholly-owned subsidiary of Anchorage Illiquid Opportunities Master VI (B), L.P., referred to as “Anchorage Parent”; and

•
CFunds Life Settlement, LLC, referred to as the “Contrarian Offeror,” a wholly-owned subsidiary of Contrarian Funds, L.L.C., referred to as “Contrarian Parent.”

You should refer to the questions and answers in the Offer to Purchase for more general information about the Offer. The following additional questions and answers are presented to help you understand the changes being made to the Offer.
Why are you receiving this Supplement No. 1?
You are receiving this Supplement No. 1 because changes are being made to the Offer.
Why are changes being made to the Offer?
A principal reason we are making changes to the Offer is to reflect the addition of the Contrarian Offeror as a bidder in the Offer.
The Anchorage Offeror commenced the Offer on November 13, 2018, filed a Schedule TO and certain other documents with the SEC and mailed the Offer to Purchase and the original Assignment Forms to holders of Interests. Subsequently, on November 28, 2018, Contrarian Funds, L.L.C. commenced its own tender offers for the Interests without making a filing with the SEC (as permitted under SEC rules because the offer would not have resulted in Contrarian Funds, L.L.C. owning more than 5.0% of the Trust or the Partnership). In order to avoid the confusion to holders of Interests that may be caused by two sets of concurrently pending offers, and to promote equality of treatment among tendering Interest holders, representatives of the Contrarian Offeror and the Anchorage Offeror determined to include the Contrarian Offeror as a bidder in the Offer, and Contrarian Funds, L.L.C. terminated the Contrarian Funds, L.L.C.’s offers.
In furtherance of the joinder of the Contrarian Offeror in the Offer, we are increasing the offer price to be equal to the price in Contrarian Funds, L.L.C.’s offers. We are also reducing the number of Trust Interests and Partnership Interests being sought at the higher price, and extending the expiration date of the Offer.
Who are now the bidders in the Offer?
The Anchorage Offeror and the Contrarian Offeror are offering to buy your Interests.
Life Settlement Liquidity Option, LLC, which we refer to as the “Anchorage Offeror” is a Delaware limited liability company that was formed for the purpose of acquiring the Interests. It is an affiliate of Anchorage Capital Group, L.L.C., which as of June 30, 2018, had approximately $16.5 billion of assets under management, including assets of the Anchorage Illiquid Opportunities VI funds and other investment funds that it manages.
CFunds Life Settlement, LLC, which we refer to as the “Contrarian Offeror,” is a Delaware limited liability company that was formed for the purpose of acquiring the Interests. It is an affiliate of Contrarian Capital Management, L.L.C., an SEC registered investment advisor which as of June 30, 2018, had approximately $5.2 billion of assets under management.
How are you affected by the addition of the Contrarian Offeror as a bidder?
Other than the changes to the terms of the Offer reflected in this Supplement No. 1, the addition of the Contrarian Offeror as a bidder should not affect your rights under the Offer. The Anchorage Offeror and the Anchorage Parent and the Contrarian Offeror stand behind the payment obligations under the Offer, and they each have the adequate resources to pay in full the purchase price for the Interests tendered in, and the expenses of, the Offer.

How will the tendered Interests be allocated between the Offerors?
If you tender your Interests, subject to the satisfaction of the conditions to the Offer, you will be deemed to have assigned your Interests to the Anchorage Offeror and the Contrarian Offeror according to the allocations that they have agreed between them.
The Interests accepted for payment will be allocated, separately for the tendered Trust Interests and the tendered Partnership Interests, as follows: (a) of the first 45.3% of Interests tendered, 50.0% will be allocated to the Anchorage Offeror and 50.0% will be allocated to the Contrarian Offeror; and (b) thereafter, 85.0% of Interests tendered will be allocated to the Anchorage Offeror and 15.0% will be allocated to the Contrarian Offeror.
Will the allocation of the Interests between the Offerors affect you in any way?
No. The allocation between the Offerors of the Interests accepted for payment will not affect you or your tender of Interests. You will receive the same purchase price regardless of which Offeror ultimately acquires your tendered Interests, for which each of the Offerors is jointly and severally liable.
What is the change to the Offer price?
The Offer price is being increased to $0.16 per Interest, instead of the original price of  $0.133 per Interest. $0.16 per Interest is the same price that Contrarian Funds, L.L.C. initially offered in the now-terminated Contrarian offers.
The purchase price will be paid to you, in cash, without interest, net of the deductions described below.
We may deduct from the purchase price:
•
any applicable withholding taxes, and

•
the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a record date occurring from November 13, 2018 until the date and time the Interests are accepted by us for payment.

In addition, we may deduct from the purchase price any premiums, fees, and catch-up payments that you may owe to the Trust or the Partnership or their agents in respect of any of the Interests you tender.
Why will deductions be made for premiums, fees and catch-up payments?
If you owe the Trust or the Partnership, or any of their respective agents, premiums, fees and catch-up payments, the Trust or the Partnership has the right to collect these payments from the distributions on the Interests that you own that may be made in the future. Unless these obligations are discharged, you will not be able to tender your Interests free and clear of any encumbrance as we are requiring, and the Interests we are acquiring would be subject to deductions from distributions that we may receive in the future. Accordingly, if you owe any such premiums, fees and catch-up payments, we intend to discharge those obligations upon the consummation of the Offer by paying to the Trust or the Partnership, as the case may be, the amounts that you owe out of the purchase price payment that would otherwise be made to you. By your tender of your Interests, you are authorizing us to do so. Any such amounts paid to discharge your obligations to the Trust or the Partnership will be deemed to have been paid to you in the Offer as part of the purchase price for your Interests.
What is the change to the expiration date?
The expiration date to tender any Interests in the Offer has been extended to Friday, January 18, 2019 at 5:00 p.m. New York City time.
What are the changes to the number of Interests being sought?
We are decreasing the number of Interests sought in the Offer to 105,989,695 Trust Interests and 165,155,385 Partnership Interests, from the 150,375,940 Trust Interests and 225,563,910 Partnership Interests originally sought.

As noted in the Offer to Purchase, if holders of Trust Interests tender more than the number of Trust Interests that we are willing to buy, we will purchase the Trust Interests on a pro rata basis. Similarly, if holders of Partnership Interests tender more than the number of Partnership Interests that we are willing to buy, we will purchase the Partnership Interests on a pro rata basis. This means that we will purchase from you the number of Interests calculated by multiplying the number of Interests you properly tendered by a proration factor. The proration factor will be calculated separately for the Trust Interests and for the Partnership Interests.
What happens if you have already tendered your Interests?
If you have already submitted, and not withdrawn, an Assignment Form to tender your Interests in the Offer, you do not need to take any further action. We will treat your tender of those Interests as tenders into the Offer under the new terms of the Offer contained in this Supplement No. 1.
If you have tendered into the terminated Contrarian offers, or you tendered into the Offer and then withdrew your tender, your tender will be of no effect. If you wish to tender into the pending tender offers, you must re-tender.
What changes are being made to the procedures for tendering Interests?
We are making certain changes to the procedures for tendering your Interests. In addition to tendering your Interests by mail or hand delivery, you may now deliver your Assignment Form by fax or by email. Also, we now have procedures for tendering over the Internet using a web version of the Assignment Form.
We have simplified the process for tendering using a physical Assignment Form. If you are submitting the Assignment Form in a representative capacity, we will not require you to submit separate evidence of authority. Your submission of the Assignment Form will constitute your representation that you are authorized to execute the form in the capacity that you indicate. We reserve the right, however, to require you submit evidence of your authority upon our request.
Are you receiving a mailing with revised Assignment Forms to reflect the changes to terms of the Offer?
Yes. We have also posted revised the Assignment Forms to the Offer website. However, you may still use the original Assignment Forms to tender your Interests, even though those Assignment Forms do not reflect the changes to the terms of the Offer. Even if you use the original Assignment Forms, you will be deemed to be tendering on the basis of the revised terms of the Offer (and to both of the Offerors under the revised terms of the Offers) and the representations, warranties, covenants and agreements contained in the revised Assignment Forms.
If you wish, you can use the revised Assignment Forms to tender your Interests. Please note that, although the revised Assignment Forms may also be downloaded from our website at www.lifepartnerstender.com, they will not be pre-populated with your information.
How do you tender your Interests using a physical Assignment Form?
You may tender your Interests using a physical Assignment Form either by mailing or delivering the appropriate Assignment Form the Depositary, or by faxing or emailing the appropriate Assignment Form to the Contrarian Offeror, which will forward the Assignment Forms to the Depositary.
In either case, to tender your Interests using an Assignment Form, you should complete and deliver the appropriate Assignment Form prior to the expiration of the Offer. The WHITE Assignment Form should be used to tender the Trust Interests, and the YELLOW Assignment Form should be used to tender the Partnership Interests. If you hold and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form for each. The appropriate Assignment Form must be received by the Depositary for the tender offers no later than the expiration time of the Offer.

If you are mailing or hand delivering the Assignment Forms, they should be delivered to:
If delivering by mail:	If delivering by hand, overnight or courier:
Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, RI 02940	Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall St — Suite V Canton, MA 02021
If you are delivering your Assignment Forms by fax or email, you should do so as follows:
If delivering by fax:	If delivering by email:
CFunds Life Settlement, LLC Reference: Life Partners Tender Offer 203-485-5910	CFunds Life Settlement, LLC Rhoda Freeman at freeman@contrariancapital.com John Bright at jbright@contrariancapital.com
How do you tender your Interests over the Internet?
In order to tender your Interests over the Internet, you must first go to the Home page of the website www.lifepartnerstender.com. On the Home page, you should click on “If you wish to tender click here” towards the top of the page.
By clicking on “If you wish to tender click here,” you will be directed to a page on which to enter the Account Code and Security Key that appears in the supplemental letter that you should be receiving in the mail. After entering the Account Code and Security Key, you will be directed to a page titled “Assignment Form.”
In order to tender your Interests, you will be required to complete the information in the web form on the “Assignment Form” page. This information is similar to the information required to be completed if you were filling out the appropriate physical Assignment Form. In particular, you will be requested to indicate the number of Interests that you are tendering, but if you do not indicate a number of Interests, and you otherwise complete submit your web form, you will be deemed to have tendered all of your Interests.
By submitting your web form, you will be deemed to represent that you have received the tender offer materials, including this Supplement No. 1, the Offer to Purchase, the Schedule 14D-9 and the appropriate revised Assignment Form. You will also be deemed to acknowledge that your tender is subject to all the terms and conditions contained in the Offer to Purchase and the relevant revised Assignment Form. If you are tendering in a representative capacity, you will be required to indicate your capacity and to represent that you are authorized to act in that capacity. Only an IRA custodian may submit a web form on behalf of an individual retirement account.
In order to properly tender your Interests over the Internet, your submission must be made no later than 5:00 p.m. New York City time on Friday, January 18, 2019.
Beside the procedures described above, what else do I need to do to tender your Interests?
You do not need to do anything else.
However, if you are signing the Assignment Form in a representative capacity, such as an officer of a corporation or the trustee of a trust, you may be requested to submit evidence of your authority. For example, an officer may be required to submit an officer’s certificate; a trustee may be required to submit an incumbency certificate. A form of officer’s/incumbency certificate is available on the website for your convenience. To locate this form, go to the home page and click “Documents.”
This is not the only way to evidence your authority. Other evidence in the reasonable discretion of Offeror will also be acceptable.
A representative of the Offerors will contact you if evidence of authority is required.
You should note that the IRA custodian must execute an Assignment Form on behalf of an individual retirement account or IRA. Execution by the IRA beneficiary alone will not be valid.

You should also note that the Interests are not certificated. You do not have to submit any certificate representing your Interests.
What procedures should you follow if you wish to withdraw the tender of your Interests?
If you wish to withdraw the tender of your Interest, you must deliver a written notice of withdrawal to the Depositary prior to the expiration of the Offer at the addresses specified on the back page of the Supplement No. 1. The notice of withdrawal must specify the name of the person holding the Interests to be withdrawn and the type and number of Interests to be withdrawn.
The procedures for withdrawal are the same irrespective of the method use to tender the Interests. Notices of withdrawal may not be delivered by fax or email or over the Internet.
Have any changes been made to the conditions of the Offer?
Yes. We have revised the conditions of the Offer such that we are now able to terminate the Offer if we determine, in our reasonable discretion, that the Trust or Partnership will not recognize the assignment to the Offerors by tendering holders of the right to receive dividends, distributions and other remittances paid on the Interests accepted for payment in the Offer (for distributions based on a record date following the acceptance for payment of Interests in the Offer).
We have added this condition because, in accordance with the governing documents of the Trust and the Partnership, the recordation of the assignment of Interests acquired by the Offeror in the Offer can only take place on December 31 or June 30 of any given year. Given that the expiration date of the Offer has been extended to January 18, 2019, the assignment of Interests accepted for payment will not be recorded until June 30, 2019. The Trust and the Partnership have agreed (in accordance with the terms of the Restated Notice of Assignee’s Notice of Assignment and Assumption and Indemnity Agreement), to recognize the assignment to the Offerors by tendering holders of the right to receive dividends, distributions and other remittances paid on the Interests from the record date following the consummation of the Offer to the date of recordation of the assignment. However, this new condition allows us to terminate the Offer in the event that we determine, in our reasonable discretion, that this agreement will not be observed.
In addition, given the change in expiration date and assignment recordation date mentioned above, we have modified the condition that allowed us to terminate the Offer if the Trust or the Partnership were unable to register the assignment of Interests accepted for payment to the name of the Offerors or their respective affiliates within three business days following the expiration of the Offer. The condition now allows us to terminate the Offer if we determine, in our reasonable discretion, that the Trust or the Partnership will be unable or unwilling to register the assignment as of June 30, 2019.
Whom should you contact if you have questions?
If you have any questions, you may contact Georgeson LLC, the Information Agent for the tender offer, as follows: 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, (866) 767-8986 or CFunds Life Settlement, LLC at (800) 266-3810.

CHANGES TO THE OFFER
General
The following changes and modification of general applicability are made to the Offer to Purchase.
All references in the Offer to Purchase to the Offeror are references to both Offerors.
All references in the Offer to Purchase to the maximum number of Trust Interests and Partnership Interests offered that may be purchased pursuant to the Offer are replaced by 105,989,695 Trust Interests and 165,155,385 Partnership Interests.
All references in the Offer to Purchase to the purchase price offered for each Trust Interest and each Partnership Interest are replaced with $0.16, subject to deduction for any withholding taxes; the amount of any dividends, distributions and other remittances paid by the Trust or the Partnership, as applicable, based upon a record date occurring from November 13, 2018 until the date and time the Trust Interests and the Partnership Interests are accepted by us for payment; and any premiums, fees, and catch-up payments that you owe in respect of any of the Interests you tender.
All references in the Offer to Purchase to the expiration date of the Offer are replaced with references to 5:00 p.m., New York City time, on Friday, January 18, 2019.
Unless the context otherwise requires, all references to the tender of Interests in the Offer include a tender of Interests by mail or other delivery to the Depositary of a physical Assignment Form at its addresses set forth on the back page of this Supplement No. 1.; a tender of Interests by fax or email or other delivery to CFunds Life Settlement, LLC of a physical Assignment Form for forwarding to the Depositary; and a tender of Interests using the procedures for tender over the Internet.
The following sections of the Offer to Purchase are further amended and supplemented to reflect changes to the Offer. If there is an inconsistency between the disclosure in this Supplement No. 1 and the Offer to Purchase, the disclosure in this Supplement No. 1 will govern the Offer. Undefined terms that are used below have the meanings that are assigned to them in the Offer to Purchase.
Except as described below and elsewhere in this Supplement No. 1, all terms and conditions of the offer remain unchanged.
Section 1 — Terms of the Offer; Proration
If you tender your Interests in the Offer (including pursuant to an Assignment Form that you previously delivered and have not withdrawn), and the conditions to the Offer are satisfied and the Offer is consummated, you will deemed to have assigned your tendered Interests to the Anchorage Offeror and the Contrarian Offeror in such proportion or amount as they have determined between themselves. This allocation will in no way affect your right to receive payment for your Interests from the Offerors in accordance with the terms of the Offer and the rules and regulations of the SEC.
Interests accepted for payment will be allocated, separately for the tendered Trust Interests and the tendered Partnership Interests, as follows: (a) of the first 45.3% of Interests tendered, 50.0% will be allocated to the Anchorage Offeror and 50.0% will be allocated to the Contrarian Offeror; and (b) thereafter, 85.0% of Interests tendered will be allocated to the Anchorage Offeror and 15.0% will be allocated to the Contrarian Offeror.
In addition to other deductions discussed in the Offer to Purchase, we may deduct from the purchase price any premiums, fees, and catch-up payments that the tendering Interest holders owe in respect of any of the Interests tendered. By your tender of your Interests, you are authorizing us to do so. Any premiums, fees and catch-up payments that are deducted will be deemed to have been paid to the applicable tendering holder as part of the purchase for the tendered Interests, as we will use our funds to discharge the holder’s payment obligations to the Trust or the Partnership for those amounts.
Section 2 — Procedure for Tendering Interests
Valid Tender.   For a holder of Interests to validly tender Interests under the Offer, the Depositary must receive the holder’s tendering materials prior to the expiration date of the Offer.

— Tender using a physical Assignment Form
Holders may tender their Interests using a physical Assignment Form delivered by mail or hand delivering to the Depositary, or by faxing or emailing to the Contrarian Offeror which will forward the Assignment Form to the Depositary.
In either case, to tender their Interests using a physical Assignment Form, holders should complete and deliver the appropriate Assignment Form prior to the expiration of the Offer. The WHITE Assignment Form should be used to tender the Trust Interests, and the YELLOW Assignment Form should be used to tender the Partnership Interests. Holders of both Trust Interests and your Partnership Interests must complete a separate Assignment Form for each. The appropriate Assignment Form must be received by the Depositary for the tender offers no later than the expiration time of the Offer.
Assignment Forms may be delivered to the Depositary at the addresses specified on the back cover of this Supplement No. 1. Assignment Forms may also be delivered by fax or email to the Contrarian Offeror, which will then forward them to the Depositary, as follows:
If delivering by fax:	If delivering by email:
CFunds Life Settlement, LLC Reference: Life Partners Tender Offer 203-485-5910	CFunds Life Settlement, LLC Rhoda Freeman at freeman@contrariancapital.com John Bright at jbright@contrariancapital.com
For delivery to be valid, the Depositary must receive the Assignment Forms prior to the expiration time of the Offer at 5:00 p.m. New York City time on Friday, January 18, 2019:
— Tender Over the Internet
We are now providing to holders the opportunity to tender their Interests over the Internet. Holders are receiving a supplemental letter with individualized Account Codes and Security Keys. To tender their Interests over the Internet, holders should:
•
Go to www.lifepartnerstender.com.

•
Click on “If you wish you tender click here” appearing at the top right of the Home Page.

•
Enter the Account Code and Security Key that has been provided to them where indicated.

•
Complete the web version of the Assignment Form (including the appropriate form to avoid U.S. federal tax withholding) and click submit.

A tender over the Internet will have the same effect as a tender made using a physical Assignment Form. A holder tendering over the Internet, must submit the web version of the Assignment Form no later than the expiration time of the Offer at 5:00 p.m. New York City time on Friday, January 18, 2019.
Revised Assignment Forms.   We have revised the Assignment Forms, and posted them to our website, but we will not be mailing the revised Assignment Forms. Holders may use the original Assignment Forms to tender their Interests, even though those Assignment Forms do not reflect the changes to the terms of the Offer. If a holder uses the original Assignment Forms, the holder will be deemed to be tendering on the basis of the revised terms of the Offer and the representation and warranties contained in the revised Assignment Forms.
Holders can also use the revised Assignment Forms to tender their Interests. The revised Assignment Forms may be downloaded from our website at www.lifepartnerstender.com.
Among other things, the revised Assignment Forms contain the acknowledgment that holders who tender their Interests agree that, once the Interests have been accepted for payment, the holders will take no action to sell, assign or transfer the Interests to any person other than Offerors, notwithstanding that the recordation of assignment of the Interests to the Offerors may not occur until a later date, and any such sale, assignment or transfer shall be null, void and of no effect. Holders will continue to agree that all distributions with a record date after the closing of the Offer made with respect to such tendered Interests will be assigned and payable to Offerors notwithstanding that the recordation of assignment of the Interests may be delayed.

Other Matters.   We have simplified the process for tendering using a physical Assignment Form. Holders that submit an Assignment Form in a representative capacity will not be required to submit separate evidence of authority. Submission of the Assignment Form will constitute a representation that the person submitting the Assignment Form is authorized to execute the form in the capacity indicated. We reserve the right, however, to require submission of evidence of authority upon our request.
If a holder has already submitted, and not withdrawn, an appropriate Assignment Form tendering its Interests in the Offer according to the Offer to Purchase, the holder need not take any further action. We will treat the tender of those Interests as tenders into the Offer under the new terms of the Offer contained in this Supplement No. 1, subject to the terms of the revised Assignment Forms.
If a holder has tendered its Interests into the terminated Contrarian offers, that tender will not constitute a valid tender for purposes of the Offer. Similarly, if a holder tendered its Interests in the Offer, but then withdrew its tender, for example in contemplation of tendering the Interests into the now terminated Contrarian offers, the holder will be regarded as not having tendered its Interests for purposes of the Offer. If the holder now wishes to participate in the Offer, it must re-tender its Interests in accordance with the procedures set forth in the Offer to Purchase and this Supplement No. 1.
If Interests are tendered on behalf of an Individual Retirement Account, only the IRA custodian may tender the Interests held in the account. Also, the Paying Agent will only send a check for Interests held in such accounts to the custodian. If Interests held in an individual retirement account are being tendered, and the IRA beneficiary or the IRA custodian for the account believes that the Trust or the Partnership does not have the address of the IRA custodian, the beneficiary or custodian should promptly contact the Information Agent.
Section 9 — Information Concerning the Purchasers and their Affiliates
General.   Information concerning the Anchorage Offeror and its affiliates is provided in the Offer to Purchase. The following information is provided with respect to the Contrarian Offeror and its affiliates.
The Contrarian Offeror is a Delaware limited liability company formed for the purpose of acquiring Interests. Contrarian Funds, L.L.C. (the “Contrarian Parent”) is a Delaware limited liability company and sole member of the Contrarian Offeror. Contrarian Capital Management, L.L.C. (the “Contrarian Manager”) is a Delaware limited liability company that is an SEC registered investment adviser and manager of the Contrarian Parent.
Mr. Jon Bauer is the Chief Executive Officer and Chief Investment Officer of the Contrarian Manager and has held these positions for 23 years. The Contrarian Parent currently owns 4,202,079 Trust Interests and 1,772,986 Partnership Interests that were primarily acquired as a result of the Life Partners Holdings, Inc. bankruptcy. It last acquired Interests in June of 2018.
None of the Contrarian Offeror, the Contrarian Parent, the Contrarian Manager nor Mr. Bauer has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors). None of the Contrarian the Offeror, the Contrarian Parent, the Contrarian Manager nor Mr. Bauer has been a party to any judicial or administrative proceeding during the last five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The business address of each of the Contrarian Offeror, the Contrarian Parent, the Contrarian Manager and Mr. Bauer is 411 West Putnam Avenue, Suite 425, Greenwich, Connecticut 06830. The telephone number there is (203) 862-8200.
In August of 2018, representatives of the Contrarian Offeror began communicating with the Trustee and Manager to discuss the possibility of an offer for the Interests, thereby providing liquidity to holders who desired immediate cash for their Interests. Between September and November of 2018, a representative of the Contrarian Offeror and the Trustee discussed terms of a Notice of Assignment and Assumption and Indemnity Agreement between them, that would be required for offers for the Interests. A representative of the Contrarian Offeror also communicated with the Trustee and Magna Servicing LLC regarding its bankruptcy claims, which were converted into Interests under the bankruptcy plan. Additional conversations occurred regarding the public quarterly financial statements and monthly newsletters. On November 28, 2018 the Contrarian Parent commenced offers for the Interests, by distribution of offering materials to all holders of Interests. Because the Contrarian Parent and its affiliates would not have held more that 5.0% of the outstanding Trust Interests or Partnership Interests even if the offers were fully subscribed, the Contrarian Parent was not required to file its offering materials with the SEC.
In late November 2018, the Anchorage Offeror and Contrarian Offeror began discussions regarding termination of the Contrarian offers and the Contrarian Offeror’s joining the Offer as a bidder. On December 20, 2018, the Anchorage Offeror and the Contrarian Offeror entered into a letter agreement. The letter agreement establishes the revised terms of the Offer, including the allocation of Interests between the Offerors upon completion of the Offer, as reflected in this Supplement No. 1 and the Offer to Purchase.
Under the terms of the letter agreement, the Offerors agree to:
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pay their share of the purchase price for the Interests validly tendered in accordance with the established allocation, with the deduction of premiums, fees, and catch-up payments owed by the holders of Interests;

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require joint action by the Offerors to waive any of the conditions to the Offer and to make any public announcements or regulatory filings concerning the Offer;

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allocate between the Offerors in a prescribed manner past and future costs and expenses for the Offer and the Contrarian tender offers, including in the event that the Offer is not consummated;

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provide the requisite representations for the delivery of any legal opinions required in connection with the Offer;

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be responsible for third party claims, including related costs, expenses, damages, liabilities and other losses, that are attributable to an act or omission of such Offeror, and to share responsibility for such claims in a prescribed manner in all other circumstances;

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indemnify the other, and certain of its related parties, against claims, losses and expenses arising from a breach of representations and warranties or material breaches of any agreement between the parties, in each case, given or entered into in connection with the Offer; and

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share information with respect to the Offer.

The Offerors also make certain representations to each, including as to authorization, absence of conflicts, absence of misstatements or omission and compliance with law.
Following the appointment of a successor Trustee and Manager, representatives of the Offerors engaged in discussions with the successor, in which the successor confirmed that the Trust and the Partnership would continue to abide by the terms of the Assignee’s Notice of Assignment and Assumption and Indemnity Agreement. On December 20, 2018, the Offerors entered into an amended and restated agreement. The amended and restated agreement is substantially the same as the original agreement described in the Offer to Purchase, except that the successor Trustee and Manager has been substituted, the Contrarian Offeror has become a party to the agreement, and the Trust and the Partnership have agreed to record the assignment of the Interests acquired in the Offer to each of the Anchorage Offeror and the Contrarian Offeror as they direct in accordance with their agreed upon allocations.
Section 10 — Source and Amount of Funds
If we purchase the maximum number of Trust Interests and Partnership Interests pursuant to the Offer at $0.16 per Interest, our aggregate cost will be $43.4 million, not including fees and expenses which are estimated to be approximately $800,000. See Introduction and Section 1 — “Terms of the Offer; Proration” of this Supplement No. 1 and the Offer to Purchase. The Offer is not conditioned on any financing arrangements.

The Anchorage Offeror will fund the purchase of Trust Interests and Partnership Interests sought in the Offer, together with related fees and expenses with unfunded commitments from investors substantially in excess of the amount needed to fund all liabilities under the Offer, assuming it is fully subscribed. The unfunded commitments from its investors are freely available. While the Anchorage Offeror does not have alternative financing plans or arrangements if these commitments fall through, because the aggregate commitments are substantially in excess of the amount required to fund the Offer, the Anchorage Offeror does not anticipate that the failure of any commitments would interfere with the ability of the Anchorage Offeror to fund the Offer. The Contrarian Offeror is funding this Offer from cash on hand.
The Offer is not subject to any financing conditions.
Accordingly, we do not believe the financial statements of the Offerors or any of their affiliates are material to the Offer.
Section 12 — Conditions to the Offer
Anything in the Offer to Purchase notwithstanding, none of the Offerors nor any of their respective affiliates may assert their own actions or failure to act as a basis for terminating the Offer.
In addition, we are modifying the conditions to the Offer as follows:
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We are modifying condition (a), such that we shall not be required to accept for payment, and may postpone the acceptance for payment, of Interests tendered if we determine, in our reasonable discretion, that the Trust or the Partnership will be unable or unwilling to register the assignment of Interests accepted for payment in the Offer to the name of the Offerors or their respective affiliates as of June 30, 2019.

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We are adding a condition, such that we shall not be required to accept for payment, and may postpone the acceptance for payment, of Interests tendered if we determine, in our reasonable discretion, that the Trust or Partnership will not recognize the assignment to the Offerors by tendering holders of the right to receive dividends, distributions and other remittances paid on the Interests accepted for payment in the Offer (for distributions based on a record date following the acceptance for payment of Interests in the Offer).

Section 14 — Fees and Expenses
The amount of the fee payable to Sanford Scott & Company LLC will be calculated based solely on the amount of Interests ultimately allocated to the Anchorage Offeror following consummation of the Offer.
The Contrarian Offeror has agreed to pay Saddle River Funding, LLC and RF Capital, LLC, as payment for facilitating communications with holders of Interests, a fee of up to 1.0% of the Interests tendered pursuant to the Offer that are ultimately allocated to the Contrarian Offeror, per the procedures disclosed herein.
Section 16 — Miscellaneous
Anything in the Offer to Purchase notwithstanding, the Offerors will accept tenders validly made and not withdrawn from all holders of Interests wherever located.
We have filed with the SEC an original and an Amendment No. 2 to the Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. The Schedule TO, Amendment No.2 and any additional amendments, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 — “Information Concerning the Trust and the Partnership” of the Offer to Purchase.
December 20, 2018	Life Settlement Liquidity Option, LLC CFunds Life Settlement, LLC

Delivery will be deemed made only when actually received by the Depositary.
The Depositary for the Offer is:
If delivering by mail:	If delivering by overnight or courier:
Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, RI 02940	Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall St — Suite V Canton, MA 02021
You may also deliver your Assignment Form by fax or by email to CFunds Life Settlement, LLC, which will forward it to the Depositary.
If delivering by fax:	If delivering by email:
CFunds Life Settlement, LLC Reference: Life Partners Tender Offer 203-485-5910	CFunds Life Settlement, LLC Rhoda Freeman at freeman@contrariancapital.com John Bright at jbright@contrariancapital.com
Submission over the Internet of the web version of the Assignment Forms, in the manner described in this Supplement No. 1, will also constitute delivery to the Depositary.
DELIVERY OF THE ASSIGNMENT FORMS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery. Holders of Interests have the responsibility to cause the Assignment Forms and any other documents required by us to be delivered in accordance with the Offer.
Questions and requests for assistance regarding the Offer may be directed to:
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Toll-Free: (866) 767-8986